Exhibit 99

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Christine Battist, 763-577-2828

Mosaic Achieves Investment Grade Status

PLYMOUTH, MN, June 9, 2008 – The Mosaic Company (NYSE: MOS) announced today that two of three credit rating agencies that rate the company’s debt, Fitch Inc., a majority-owned subsidiary of Fimalac, S.A. and Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, have upgraded Mosaic’s unsecured debt ratings to investment grade status. Given these actions, most of the restrictive covenants relating to the company’s 7- 3/8% senior notes due 2014 and 7- 5/8% senior notes due 2016 (collectively the “Senior Notes”) have fallen away.

“This is outstanding news for Mosaic,” stated Jim Prokopanko, Mosaic’s President and Chief Executive Officer. “Since Mosaic’s formation in 2004, we have worked relentlessly to generate cash and pay down our debt. Reaching investment grade status is a milestone and will provide Mosaic with access to lower cost funding sources as well as greater flexibility in making financial, investment and operational decisions.”

Certain covenants relating to the Senior Notes will continue to apply. These continuing covenants include limitations on the company’s ability to use assets as security in other transactions, mergers with or into other companies, and sale and leaseback transactions, as well as a requirement that certain subsidiaries guarantee the Senior Notes. Covenants under the company’s senior secured bank credit facility are not affected by the upgrade of Mosaic’s debt ratings and also continue to apply.

A security rating is not a recommendation to buy, sell or hold securities. Although a security rating may be subject to revision or withdrawal at any time by the assigning rating organization, any such revision or withdrawal would not affect the fall away of the covenants relating to the Senior Notes. Each rating should be evaluated separately from any other rating.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphates and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

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